AMENDED SCHEDULE “A”

Amended as of the 30th day of September, 2004.

Employee

Salary:	$108,472 per annum

Holidays:	Five weeks per annum

Entities:	None

Other Benefits:	Medical, dental, AD&D and life insurance coverage provided to all senior management.

Dynamic shall also contribute $13,500 per annum to the Employee’s Registered Retirement Savings Plan.

DYNAMIC OIL & GAS, INC.

Per:

/s/ Wayne Babcock
Authorized Signatory

/s/ Donald Umbach	/s/ Michael Bardell
Authorized Signatory	Michael Bardell (Employee)